Exhibit 5.3

19 February 2015

Warner Chilcott Limited	DIRECT LINE: E-MAIL:	441 298 7883 kathleen.moniz@conyersdill.com
Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda	OUR REF:	350263/9408801

Dear Sirs

Warner Chilcott Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-3 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 19 February 2015 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of debt securities to be issued by Actavis Funding SCS (“Debt Securities”), and guarantees of the Debt Securities by the Company (the “Guarantees”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company and an extract of minutes of a meeting of the Company’s Board of Directors held on 4 February 2015 (the “Resolutions”) each certified by the Secretary of the Company on 10 February 2015, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, (e) that the Company will issue the Guarantees in furtherance of its objects as set out in its memorandum of association, (f) that the memorandum of association and bye-laws of the Company will not be amended in any manner that would affect the opinions set forth herein, (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) that the form and terms of the Guarantees pursuant to any indenture will not violate the memorandum of association or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda, (i) that all necessary corporate action will be taken to authorise and approve the execution of the Guarantees and the applicable indenture and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto, (j) that the Guarantees will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the Company’s Board of Directors, the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto) and the applicable indenture and any applicable supplements thereto, (k) the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Guarantees, and the due execution and delivery thereof by each party thereto, and (l) that on the date of entering into the Guarantees the Company is and after entering into the Guarantees will be able to pay its liabilities as and when they become due.

The obligations of the Company in connection with the Guarantees and any indenture or other agreement or document relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Guarantees by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Guarantees have been duly authorised by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman Limited

CONYERS DILL & PEARMAN LIMITED